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                         OPTIONHOLDER EARNOUT AGREEMENT

           OPTIONHOLDER EARNOUT AGREEMENT (this "Agreement") is dated as of June 9, 2000, between Saratoga Beverage Group, Inc., a Delaware corporation (the "Company"), and JOHN MORABITO (the "Optionholder").

           WHEREAS, the Optionholder holds vested and unvested options (the "Options") to purchase 26,250 shares of common stock, par value $0.01 per share (the "Common Stock") of the Company at $2.50 per share;

           WHEREAS, in connection with a pending recapitalization of the Company, the Company has agreed that it will repurchase the Options pursuant to a formula set forth in the Stock Purchase Agreement and Plan of Merger, dated as of January 5, 2000, as amended, among the Company and NCP-SBG Recapitalization Corp., and NCP-SBG, L.P. (the "Recapitalization Agreement");

           WHEREAS, in order to induce the parties to consummate the transactions contemplated by the Recapitalization Agreement, the Company and the Optionholder have agreed to enter into this Agreement, pursuant to which, notwithstanding any obligation of the Company to repurchase or cancel the Options, the Company and the Optionholder desire for the Options to fully vest but remain outstanding pursuant to their terms and the terms and conditions of this Agreement; and

           WHEREAS, upon the exercise of the Options, the Company and the Optionholder desire for the Optionholder to become a party to the Stockholders Agreement, dated as of January 5, 2000 (as amended from time to time, the "Stockholders Agreement"; capitalized terms used herein without definition will have the meanings set forth in the Stockholders Agreement), which agreement sets forth certain corporate governance provisions that attach to the ownership of the Common Stock, in addition to the rights and obligations attaching to the ownership of the Common Stock set forth in this Agreement;

           NOW THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

           1. Option Rollover. (a) Rollover. Subject to the terms and conditions hereof, at the Effective Time (as defined in the Recapitalization Agreement), notwithstanding anything to the contrary in the Recapitalization Agreement, the Options will not be cancelled and will rollover into Options of the recapitalized Company. The Options will entitle the Optionholder to purchase 26,250 newly-issued shares of Common Stock (the "New Shares") at an exercise price of $2.50 per share. The rights and obligations set forth in this Agreement will also attach to the Options and the New Shares



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acquired through the exercise of the Options. Options granted pursuant to the
Saratoga Spring Water Company 1993 Stock Option Plan (the "1993 Plan"), shall remain subject to the same terms and conditions of the 1993 Plan and Options granted pursuant to the Saratoga Beverage Group, Inc. 1998 Stock Option Plan (the "1998 Plan", and together with the 1993 Plan, the "Plans") shall remain subject to the same terms and conditions of the 1998 Plan, including without limitation in each case, to the provisions relating to termination of employment and the option term, except as modified hereby.

           (b) Closing. The closing of the rollover of the Options will take place at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, NY, at 10 a.m., New York time, contemporaneously with the Closing.

           2. Legend. The Optionholder acknowledges that the certificate or certificates representing the New Shares will bear a legend as set forth in the Stockholders Agreement and that such legend will be modified to add reference to this Agreement.

           3. Purchase Right. (a) Immediately prior to the occurrence of the first NCP Liquidity Event, the Company shall purchase from the Optionholder, and the Optionholder shall sell to the Company, the Callable Shares and Options owned by the Optionholder at a per share price of $0.01. The Company shall not be required to purchase from the Optionholder, and the Optionholder shall not be required to sell to the Company, any Callable Shares and Options owned by the Optionholder upon the occurrence of any subsequent NCP Liquidity Event.

           (b) The closing for the purchase and sale of the Callable Shares and Options shall take place immediately prior to the closing of the NCP Liquidity Event, at such place and such time as shall be designated by the Company. At such closing, the Optionholder shall deliver to the Company, in exchange for the payment by the Company of the purchase price in respect of each Callable Share and Option owned by the Optionholder, the certificate or certificates representing the Callable Shares and Options, as the case may be.

           (c) "Callable Shares and Options" means the New Shares and any remaining unexercised Options.

           (d) An "NCP Liquidity Event" means any Change of Control, Exit Event or Public Offering that upon consummation thereof would result in the North Castle Partners II, L.P. (the "Fund") realizing an internal rate of return on the portion of its indirect equity investment (the "IRR") in the Company that is disposed of by the Fund or any partnership controlled by the Fund (a "Controlled Partnership") or, in the event of a share and option exchange pursuant to
Section 6 (a "Share and Option Exchange"), the portion of its indirect equity investment in the top tier holding company for investments by the Fund in the refrigerated juice industry ("Holdco") that does not equal or exceed



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25% compounded annually. For purposes of the foregoing, the IRR shall be measured from the date of such Controlled Partnership's investment in such disposed-of portion of the equity in (i) the Company or, (ii) in the event of a Share and Option Exchange, Holdco, which date shall be deemed to be the date on which such Controlled Partnership invested in any company that is a constituent part of Holdco, to the date such Controlled Partnership receives the proceeds of the NCP Liquidity Event. The IRR shall be calculated, with respect to shares of the Company or Holdco, as the case may be, by applying a first-in, first-out convention. For purposes of this calculation, in the event of a Share and Option Exchange in which M. H. Zeiglers and Sons, Inc. ("Zeiglers") becomes Holdco, convertible subordinated debt of Zeiglers shall be deemed equity that was invested immediately after the Controlled Partnership acquired common stock of Zeiglers. The Fund's IRR shall be determined in good faith by the Fund at least 10 days in advance of such Change of Control, Exit Event or Public Offering, provided that if a majority of the Rollover Stockholders disagree with such determination, then the Fund's IRR shall be determined by an independent investment bank or valuation firm (the "Valuation Firm") selected by the Company and the Rollover Stockholders. If the Company and the Rollover Stockholders cannot agree on the Valuation Firm within five days of the date of determination of the Fund's IRR, then the Valuation Firm shall be chosen by the two valuation firms selected by the Company and the Rollover Stockholders. The fees and expenses of the Valuation Firm shall be borne equally by the Company and the Rollover Stockholders. The Company and the Optionholder agree that the determination of the Valuation Firm shall be final and binding.

           4. Other Agreements. (a) Immediately prior to the exercise of any Options, the Optionholder will agree to be bound by the terms of the Stockholders Agreement and will deliver to the Company an executed counterpart thereof. Thereafter, the Optionholder and the New Shares will be subject to the rights and obligations of the Stockholders Agreement, provided that in the event of a conflict between the provisions of such agreement and this Earnout Agreement, the terms of this Earnout Agreement will control.

           (b) The Optionholder may not sell, transfer, pledge, encumber or otherwise dispose of any Covered Security except in accordance with the Stockholders Agreement and provided that the transferee of such Covered Security agrees in writing to be bound by this Earnout Agreement. Any sale, transfer, pledge, encumbrance or other disposition of any Covered Security other than as permitted by this Earnout Agreement shall be void ab initio and of no effect.

           5. Extension of Exercise Period. Notwithstanding anything contained in any option agreement evidencing the grant of Options or the Plans, (a) if the Optionholder's employment is terminated with the Company and the option agreement or Plan provides for a period from the Optionholder's date of termination to exercise the Options, or (b) if the option agreement or Plan provides that an Option will expire if unexercised at any



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date, then, in either case, the Optionholder shall have until the first occurrence of a Change of Control, Exit Event or Public Offering, in each case that is not an NCP Liquidity Event, to exercise the Options.

           6. Share and Option Exchange. At the request of NCP-SBG, L.P., the Optionholder will exchange the Optionholder's New Shares and Options for shares of capital stock of an equivalent value of Holdco or options to acquire stock of equivalent value of Holdco pursuant to terms and conditions substantially similar to the terms and conditions of the Options. Upon any Share and Option Exchange, Holdco shall succeed to the rights and obligations of the Company hereunder and the shares and options issued by Holdco in the Share and Option Exchange shall be subject to the same rights and restrictions as the New Shares and the Options. The Company will endeavor to effect any Share Exchange in a manner that is tax efficient for all of its stockholders.

           7. Tax Withholding. Whenever any cash payment is to be made hereunder, the Company shall have the power to withhold, or require the Stockholder to remit to the Company, an amount sufficient to satisfy the statutory minimum amount of all Federal, state, and local withholding tax requirements relating to such transaction, and the Company may defer payment of cash until such requirements are satisfied.

           8. Agreement Effectiveness; Termination. This Agreement will become effective upon the occurrence of the Closing under the Recapitalization Agreement. Once effective, this Agreement may be terminated by either the Optionholder or the Company by written notice to the other on the first occurring Change of Control, Exit Event or Public Offering, in each case, that does not give rise to an NCP Liquidity Event. Upon termination, this Agreement will be of no further force or effect.

           9. Miscellaneous. This Earnout Agreement will be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of New York, without giving effect to the conflict of laws rules thereof to the extent any such rules would require or permit the application of the laws of any other jurisdiction, except to the extent that the corporate law of the state of incorporation of the Company specifically and mandatorily applies.



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           IN WITNESS WHEREOF, the parties hereto have duly executed this
Earnout Agreement as of the date first written above.

                                     SARATOGA BEVERAGE GROUP, INC.



                                     By: /s/ Robin Prever
                                         ---------------------------------------
                                         Name:  Robin Prever
                                         Title: CEO

                                     /s/ John Morabito
                                     -------------------------------------------
                                     JOHN MORABITO




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